Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-233420 and 333-213226, and Form S-3 No. 333-232270 of our report dated March 13, 2020, relating to the consolidated financial statements of DXP Enterprises, Inc.(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of internal control over financial reporting of DXP Enterprises, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Moss Adams LLP

Houston, Texas
March 13, 2020